EXHIBIT 4.1




                                     FORM OF
                        RESTRICTED STOCK AWARD AGREEMENT
                      UNDER THE TRAVELERS INDEMNITY COMPANY
                         AGENCY CAPITAL ACCUMULATION PLAN



     THIS RESTRICTED STOCK AWARD AGREEMENT is made and entered as of ___________ by and between Travelers Group Inc., a Delaware corporation, with its headquar-ters located in New York, New York (the "Company") and __________________ (the "Participant"). Participant is an Agency appointed by The Travelers Indemnity Company ("Indemnity"). Indemnity is an indirect wholly-owned subsidiary of the Company.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Company has filed a Registration Statement under the Securi-ties Act of 1933, as amended, with the United States Securities and Exchange Commission in order to offer to certain key Agencies of the Company or its subsidiaries restricted stock awards pursuant to The Travelers Indemnity Company Agency Capital Accumulation Plan (the "Plan") of the Company;

     WHEREAS, the Committee charged with administration of the Plan (the "Committee") of the Board of Directors of the Company (the "Board") has deter-mined that the Participant is eligible to participate in the Plan;

     WHEREAS, the Participant has voluntarily elected to receive Restricted Stock in lieu of a portion of the Agency's Profit Sharing award pursuant to the Plan.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Grant of Restricted Stock. The Company hereby grants to Participant, effective as of _______________ (the "Date of Award"), an aggregate of ________- ____ shares (the "Restricted Stock") of common stock, $.01 par value, of the Company (the "Common Stock"), subject to the terms, conditions and restrictions set forth herein and in the Plan. However, the Participant shall not have any rights with respect to the Restricted Stock unless or until the Participant has executed this Restricted Stock Award Agreement and has delivered a fully executed copy thereof to the Company within 60 days of the Date of Award. The award of shares of Restricted Stock is based upon the Participant's Annual Premiums with Indemnity or its insurance Subsidiaries for the year ending ________ (the "Base Year") of (a) $___________ in Commercial Lines (the "Commer-cial Lines Award Basis") and/or (b) $______________ in Personal Lines (the "Personal Lines Award Basis"). ________________ shares of Restricted Stock have been awarded with respect to the Commercial Lines Award Basis and/or



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____________ shares of Restricted Stock have been awarded with respect to the
Personal Lines Award Basis.

     2.   Restrictions on Restricted Stock.

     2.1 (a) The Restricted Stock shall be subject to the following restric-tions and conditions:

          (i) Subject to the provisions of the Plan and this Agreement, during the period, commencing on the Date of Award and ending on ______- ___________ (together with any extensions thereof approved as provided in the Plan) (the "Restricted Period"), the Participant may not sell, transfer, pledge or assign the Restricted Stock. The Committee may, in its sole discretion, (x) alter the Re-stricted Period (provided that the Committee may not extend the Restricted Period without the Participant's written consent), (y) during any extension of such Restricted Period, provide for alternative restrictions, and (z) provide for the lapse of such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its sole discre-tion. Upon the lapse of the Restricted Period, the Participant may transfer its shares of Common Stock which formerly represent-ed shares of Restricted Stock. At such time, the Participant may sell such shares to the Company upon terms to be agreed upon be-tween the Company and the Participant although the Company is not required to purchase any or all of such shares.

          (ii) During the Restricted Period, the Participant shall have the right to direct the vote of its Restricted Stock, in accordance with the terms of the Plan. The Participant shall have the right to receive any regular cash dividends on such shares of Restrict-ed Stock. The Committee shall in its sole discretion determine the Participant's rights with respect to extraordinary dividends on the shares of Restricted Stock.

         (iii) Certificates for shares of Common Stock which formerly represented shares of Restricted Stock shall be delivered to the Participant promptly after, and only after, the Re-stricted Period shall expire (or such earlier times as the restrictions may lapse in accordance with this Agreement and the Plan), without forfeiture in respect of such stock. The Company shall not, however, be required to deliver such certificates if such delivery would constitute a violation by the Participant or the Company of any applicable law or regulation of any governmental authority.





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     (b)  Subject to the provisions of Paragraph (a)(i) of this Paragraph 2, the following provisions shall apply to a Participant's Restricted Stock prior to the end of the Restricted Period (including extensions):

     In the event that in any of the __ years immediately following the Base Year such Participant's Annual Premium with Indemnity and any other insurance Subsidiaries of the Company (a) with respect to Commercial Lines is less than $__________________ (representing a reduction of 60% or more from its Commercial Lines Award Basis) and/or (b) with respect to Personal Lines is less than $___________________ (representing a reduction of 50% or more from its Personal Lines Award Basis), such Participant will forfeit all Restricted Stock awarded with respect to such Base Year related to the Line in which the Annual Premium was reduced. Upon such forfeiture, the Participant will have no further rights in the Restricted Stock or the Profit Sharing in lieu of which the Restricted Stock was awarded. In the event any reduction in Annual Premiums resulting in forfeiture is the result of (1) Indemnity or any other insurance Subsidiary of the Company withdrawing from a Commercial Lines or Personal Lines market that is material for a Participant or (2) Indemnity terminating the Participant's appointment other than for Cause, the Restricted Stock will be forfeited; however, in either case, the Participant will receive a cash payment equal to the Profit Sharing, without interest, in lieu of which the Restricted Stock was initially awarded under the Plan. For these purposes, material shall be deemed to equal no less than 10% of that Participant's Annual Premium writings with Indemnity or any such companies with respect to such Line in which the Annual Premium was reduced (Commercial or Personal); provided, however, that the Committee shall have sole discretion to deem any other circumstance or event to be a material withdrawal.

     3. Non-transferability of Participant's Rights. The Participant's rights and interest under the Plan and this Agreement may not be assigned or trans-ferred in whole or in part either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attach-ment, pledge, bankruptcy or in any other manner, and no such right or interest of the Participant in the Restricted Stock shall be subject to any obligation or liability of the Participant.

     4. Rights as a Stockholder. No rights of a stockholder of the Company shall attached to the Participant with respect to any of the Restricted Stock except as provided in this Agreement.

     5.   Limitation of Liability; Consent to Action; Plan Governing.

     5.1 (a) Nothing in this Agreement shall be construed to modify or super-sede the terms of any existing contracts between Agency and Indemnity, including but not limited to any agency agreement, any profit-sharing agreement or any agency benefits agreement.

     (b) The adoption of the Plan shall not confer upon any Agency any right to continue to represent the Company or a Subsidiary in the sale of insurance, or otherwise, as the case may
















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be, nor shall it interfere in any way with the right of the Company or a
Subsidiary to terminate the agency relationship with any of its Agencies at any time.

     5.2 By accepting the award of Restricted Stock under the Plan, the Participant and each person claiming under or through it shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

     5.3 The Participant acknowledges that it has received a copy of the Plan and the Prospectus. By its execution of this Agreement or by accepting any benefit associated with the Restricted Stock award hereunder, the Participant acknowledges and agrees that this Agreement sets forth certain terms regarding its award but that the terms of its award are governed by the Plan.

     6.   Severability.    It is intended that each provision of this Agreement
shall be viewed as separate and divisible. In the event that any provision hereof shall be held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue to be in full force and effect.

     7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

     8. Further Assurances. Upon the issuance of the Restricted Stock or at such subsequent date as either the Company or the Participant may reasonably request, each party hereto agrees to execute and deliver such further instru-ments and to take such other action as shall be reasonably required to carry out the intent and purposes of this Agreement.

     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     10. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, and shall be deemed to have been given upon delivery to the addressee:

     10.1 To the Company:

          Travelers Group Inc.
          388 Greenwich Street
          New York, New York 10013

          Attention:  Senior Vice President of Human Resources




















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     10.2 To the Participant:

          At its office address as stated under its signature below.

Notice of a change in address of one of the parities hereto shall be given in writing to the other party as provided above, but shall be effective only upon actual receipt.

     11. Amendment. This Agreement may not be amended or modified by the parties hereto in any manner, except by a written instrument signed by both parties hereto.

     12. Binding Effect; Assignment. This Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. This Agreement shall not be assigned by either party hereto without the express written consent of the other party.

     13. Entire Agreement. The Plan, rules adopted by the Committee from time to time and this Agreement constitute the entire understanding between the parties hereto with respect to the matters covered herein and supersede all previous written, oral or implied understandings between the parties hereto with respect to the subject matter hereof.

     14. Defined Terms. All capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the Plan.









































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     IN WITNESS WHEREOF, the Company and the Participant have executed this
Agreement as of the day and year first above written.


                         TRAVELERS GROUP INC.

                         By:




                         PARTICIPANT'S SIGNATURE:

                         _________________________________

                         Date:  ____________________________

                         Address:



 CAPITAL ACCUMULATION PLAN

 RESTRICTED STOCK AGREEMENT SUMMARY

    NAME:

    EMPLOYER I.D. NUMBER:

    DATE:

    NUMBER OF RESTRICTED SHARES:


   PLEASE SIGN AND RETURN THIS PAGE ONLY.

































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